Exhibit 99.1

October 14, 2004

Investors may contact:

Kevin Stitt, Bank of America, 704.386.5667

Lee McEntire, Bank of America, 704.388.6780

Leyla Pakzad, Bank of America, 704.386.2024

Media may contact:

Eloise Hale, Bank of America, 704.387.0013

Bank of America reports third quarter earnings of $3.76 billion, or $.91 per share

Successful brand rollout continues across Northeast

Fleet merger transition on target

Consumer bank momentum continues

CHARLOTTE — Bank of America Corporation today reported third quarter earnings of $3.76 billion, or $.91 per share (diluted), compared to earnings of $2.92 billion, or $.96 per share, a year ago. Under purchase accounting rules, year-ago results do not include the impact of FleetBoston Financial Corporation, which was acquired on April 1, 2004.

Return on common equity in the third quarter was 15.56 percent.

In addition to the impact of Fleet, the company’s net income improvement was driven by continued momentum in consumer banking, merger-driven cost savings, lower provision expense and gains on the sale of debt securities.

Third quarter earnings included merger and restructuring charges of $221 million pre-tax, which reduced earnings by 4 cents per share. These included $156 million for the Fleet merger and $65 million for severance related to the infrastructure initiative announced last week.

For the first nine months of 2004, Bank of America earned $10.29 billion, or $2.76 per share, compared to $8.08 billion, or $2.65 per share, a year earlier.

“Business momentum remains strong,” said Kenneth D. Lewis, president and chief executive officer. “Our results show we are attracting and deepening customer relationships across the franchise. This is evident from the growth in consumer accounts and card usage to the improvement in market penetration in corporate banking products to the significant growth in Premier Banking relationships. We are also particularly pleased with the progress in integrating Fleet, where we are meeting, or exceeding, the plans we announced last fall.”

“We are beginning to tap into the wealth in the Northeast; GCIB is gaining market share in key product lines and should gain strength as we invest more than $600 million into the business. Commercial is seeing positive growth trends and the consumer business remains our workhorse.”

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Fleet Merger Highlights from the Quarter

•	The company opened 87,000 net new consumer checking accounts in the former Fleet franchise during the quarter, more than double the 42,000 in the prior quarter.

•	In the Northeast, the company opened 81,000 net new consumer savings accounts, compared to 37,000 in the prior quarter.

•	Product sales in the six new Manhattan banking centers averaged 12 sales per associate per day, which is twice the average rate across the franchise.

•	399 Premier banking client managers were added, 50 percent in New England and 50 percent in the New York City area.

•	To date, 621 Fleet banking centers, or more than a third of the total, have been re-branded.

•	Attesting to the convenience of the national network, “legacy” Bank of America and Fleet customers have begun to make cross-footprint transactions in increasing volumes. In the last week of September alone, customers completed 25,000 cross-footprint transactions, 60 percent of which were performed by “legacy” Bank of America customers in former Fleet banking centers.

Third Quarter Business Highlights

To provide a meaningful period-to-period comparison and one that is more reflective of ongoing operations, this section’s highlights are calculated by combining Bank of America and Fleet results on a pro forma basis for the applicable comparisons.

•	The company announced a new national business designed to serve the needs of ultra high net worth individuals and families.

•	Retail deposits grew 11 percent to $399.6 billion.

•	The number of consumer checking accounts grew by net 537,000 during the quarter. Year to date, the company has increased accounts by 1,515,000 and is on target to exceed its goal of 2.0 million for the year.

•	The number of consumer savings accounts grew by net 624,000 during the quarter. Year to date, the company has increased accounts by 1,876,000 and is on target to exceed its goal of 2.0 million for the year.

•	The company opened 1.6 million new credit card accounts during the quarter. This growth was driven by targeted direct mail marketing campaigns, strong co-brand programs and effective cross selling of cards in banking centers.

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•	During the quarter, the company opened 38 new banking centers, bringing total openings to 83 for the year.

•	Customers continued to expand their use of debit cards. Both purchase volumes and total transactions increased 19 and 18 percent, respectively, from a year ago.

•	Online banking active users increased 5 percent, to 11.8 million. Of those users, 4.8 million use bill pay. During the quarter, bill pay volume increased 10 percent.

•	In the first nine months of the year, the company became the top U.S. deal manager in commercial mortgage-backed securities.

•	In the first nine months of the year, the company’s market share in syndicated loans increased to 20.0 percent. High yield debt market share increased to 12.2 percent.

Third Quarter Financial Summary

These are GAAP-reported results, which exclude Fleet results in the year-ago period.

Revenue

Revenue on a fully taxable-equivalent basis grew to $12.73 billion from $9.92 billion the previous year.

Net interest income on a fully taxable-equivalent basis was $7.84 billion compared to $5.48 billion a year earlier. In addition to the impact of Fleet, this increase was driven by the impact of higher asset/liability management portfolio and rate levels, consumer loan growth and domestic deposit growth. These increases were partially offset by the impact of lower large corporate and foreign loan balances in addition to lower trading-related margins and mortgages held-for-sale.

Noninterest income was $4.90 billion compared to $4.45 billion a year earlier. In addition to the impact of Fleet, these results were driven by record card income, higher service charges, investment and brokerage income and equity investment gains, offset by a loss of $250 million in mortgage banking income, which resulted from lower origination volume and a writedown of mortgage servicing rights.

During the quarter, the company realized $732 million in securities gains as it repositioned its mortgage-backed securities to reduce mortgage prepayment risk.

Efficiency

Noninterest expense was $6.99 billion compared to $5.08 billion a year ago, driven by the addition of Fleet. Pre-tax cost savings from the merger were $309 million during the quarter.

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Credit Quality

Overall credit quality continued to improve. Both net charge-offs and nonperforming assets continued to decline. All major commercial asset quality indicators showed positive trends and consumer asset quality remained stable as credit card charge-offs grew in line with card portfolio growth.

•	Provision for credit losses was $650 million, down from $789 million in the second quarter of 2004 and $651 million a year earlier.

•	Net charge-offs were 0.57 percent of average loans and leases, or $719 million, down from 0.67 percent, or $829 million, in the second quarter and 0.86 percent of loans and leases, or $776 million, a year earlier.

•	Nonperforming assets were 0.55 percent of total loans, leases and foreclosed properties, or $2.84 billion, as of September 30, 2004. This compared to 0.64 percent, or $3.18 billion, on June 30, 2004 and 0.98 percent, or $3.66 billion, on September 30, 2003.

•	The allowance for loan and lease losses stood at 1.70 percent of loans and leases, or $8.72 billion, on September 30, 2004. This compared to 1.76 percent or $8.77 billion on June 30, 2004 and 1.68 percent or $6.26 billion on September 30, 2003. As of September 30, 2004, the allowance for loan and lease losses represented 343 percent of nonperforming loans and leases, compared to 305 percent on June 30, 2004 and 183 percent on September 30, 2003.

Capital Management

Total shareholders’ equity was $98.0 billion on September 30, 2004, compared to $50.4 billion a year ago. This represented 9 percent of period-end assets of $1.09 trillion. The Tier 1 Capital Ratio was 8.08 percent, compared to 8.20 percent on June 30, 2004 and 8.25 percent a year ago.

During the quarter, Bank of America paid a cash dividend of $.45 per share, a 12.5 percent increase from the prior quarter’s dividend. The company also issued 26.8 million shares primarily related to employee options and stock ownership plans and repurchased 40.4 million shares. Average common shares issued and outstanding were 4.05 billion in the third quarter compared to 4.06 billion in the second quarter and 2.98 billion a year earlier. The company’s stock split 2-for-1 on August 27, 2004.

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Business Segment Results

Effective April 1, 2004, the company reorganized its business segments. What was formerly Consumer and Commercial Banking has been separated into two segments — Consumer and Small Business Banking; and Commercial Banking. Wealth and Investment Management has added Premier Banking and the NYSE Specialist firm. Global Corporate and Investment Banking is relatively unchanged and Corporate Other includes Latin America, equity investments, liquidating businesses and treasury.

Consumer and Small Business Banking

Consumer and Small Business Banking earned $1.68 billion on total revenue of $7.03 billion.

During the quarter, successful execution of the company’s customer relationship strategy continued to provide momentum for this business. Product sales per associate continued to grow as customer relationships deepened. This trend was reflected in continued solid growth in checking and savings accounts. Home equity and credit cards balances increased significantly during the quarter. Credit card purchase volume increased and the number of cardholders continued to grow.

Revenue and profit were negatively impacted by a loss of $250 million in mortgage banking income, which resulted from lower origination volume and a writedown of mortgage servicing rights. Results were also impacted by higher provision expense due to growth in the credit card portfolio.

Commercial Banking

Commercial Banking earned $824 million on total revenue of $1.82 billion.

During the quarter, service charges and investment banking fees grew as the company recorded lower provision and personnel expense. Loans continued to grow modestly.

Global Corporate and Investment Banking

Global Corporate and Investment Banking earned $475 million on total revenue of $2.06 billion.

A slow economy, flattening yield curve, normal summer slowdown and continued geo-political risk impacted results. Investment banking results, while lower than the second quarter, were above year-ago levels, reflecting the company’s continuing platform build-out. Growth in loan syndications and advisory services drove investment banking fees.

Trading results were below the record set in second quarter and lower than a year ago. A flattening yield curve and tightening credit spreads created a difficult trading environment. Offsetting this was continued strong demand for commercial mortgage-backed and asset-backed securities. Provision expense was negative for the fourth straight quarter, reflecting continued improvement in credit quality.

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Wealth and Investment Management

Wealth and Investment Management earned $469 million on total revenue of $1.57 billion.

The segment benefited from its diversified business model with significant increases in loans and deposits in the Private Bank and Premier Banking. This more than offset lower brokerage fees, which reflected lower retail trading in the debt and equity markets.

Net interest income grew 12 percent during the quarter as deposits in this segment increased 14 percent, reflecting strong deposit efforts by Premier Banking and the Private Bank. Loans increased 3 percent during the quarter. Assets under management were $430 billion, which was down from the prior quarter.

Corporate Other

Corporate Other earned $314 million. Principal Investing continued to show improvements, reporting cash gains of $257 million in the third quarter offset by $59 million in impairments and $27 million in mark-to-market adjustments. Latin America earned $151 million on total revenue of $264 million, primarily due to lower provision.

Note: Marc D. Oken, chief financial officer, will discuss third quarter results in a conference call at 9:30 a.m. (Eastern Time) today. The call can be accessed via a webcast available on the Bank of America Web site at http://www.bankofamerica.com/investor/.

Bank of America is one of the world’s largest financial institutions, serving individual consumers, small businesses and large corporations with a full range of banking, investing, asset management and other financial and risk-management products and services. The company provides unmatched convenience in the United States, serving 33 million consumer relationships with 5,800 retail banking offices, more than 16,500 ATMs and award-winning online banking with more than eleven million active users. Bank of America is the No. 1 Small Business Administration Lender in the United States by the SBA. The company serves clients in 150 countries and has relationships with 96 percent of the U.S. Fortune 500 companies and 82 percent of the Global Fortune 500. Bank of America Corporation stock (ticker: BAC) is listed on the New York Stock Exchange.

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Forward-Looking Statements

This press release contains forward-looking statements, including statements about the financial conditions, results of operations and earnings outlook of Bank of America Corporation. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, the following: 1) projected business increases following process changes and other investments are lower than expected; 2) competitive pressure among financial services companies increases significantly; 3) general economic conditions are less favorable than expected; 4) political conditions including the threat of future terrorist activity and related actions by the United States military abroad may adversely affect the company’s businesses and economic conditions as a whole; 4) changes in the interest rate environment reduce interest margins and impact funding sources; 5) changes in foreign exchange rates increases exposure; 6) changes in market rates and prices may adversely impact the value of financial products; 7) legislation or regulatory environments, requirements or changes adversely affect the businesses in which the company is engaged; 8) litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect the company or its businesses; and 9) decisions to downsize, sell or close units or otherwise change the business mix of any of the company. For further information regarding Bank of America Corporation, please read the Bank of America reports filed with the SEC and available at www.sec.gov.

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Bank of America

Selected Financial Data(1)

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003
(Dollars in millions, except per share data; shares in thousands)

Financial Summary

Earnings	$3,764	$2,922	$10,294	$8,084
Earnings per common share	0.93	0.98	2.80	2.70
Diluted earnings per common share	0.91	0.96	2.76	2.65
Dividends paid per common share	0.45	0.40	1.25	1.04
Closing market price per common share	43.33	39.02	43.33	39.02
Average common shares issued and outstanding	4,052,304	2,980,206	3,666,298	2,988,739
Average diluted common shares issued and outstanding	4,121,375	3,039,282	3,729,120	3,047,046

Summary Income Statement

Net interest income	$7,665	$5,304	$21,047	$15,878
Total noninterest income	4,895	4,446	14,052	12,401

Total revenue	12,560	9,750	35,099	28,279
Provision for credit losses	650	651	2,063	2,256
Gains on sales of debt securities	732	233	2,022	802
Other noninterest expense	6,773	5,077	19,266	14,867
Merger and restructuring charges	221	—	346	—

Income before income taxes	5,648	4,255	15,446	11,958
Income tax expense	1,884	1,333	5,152	3,874

Net income	$3,764	$2,922	$10,294	$8,084

Summary Average Balance Sheet

Total loans and leases	$503,078	$357,288	$458,268	$351,119
Debt securities	169,515	63,423	143,119	74,532
Total earning assets	954,626	677,308	881,377	651,535
Total assets	1,110,124	786,155	1,023,005	758,605
Total deposits	587,878	414,569	531,958	401,985
Shareholders’ equity	96,392	48,871	79,510	49,512
Common shareholders’ equity	96,120	48,816	79,293	49,455

Performance Indices

Return on average assets	1.35%	1.48%	1.34%	1.43%
Return on average common shareholders’ equity	15.56	23.74	17.32	21.85

Credit Quality

Net charge-offs	$719	$776	$2,268	$2,381
Annualized net charge-offs as a % of average loans and leases outstanding	0.57%	0.86%	0.66%	0.91%
Managed credit card net losses as a % of average managed credit card receivables	5.48	5.33	5.55	5.44

	At September 30
	2004		2003

Balance Sheet Highlights

Loans and leases	$511,639		$373,098
Total debt securities	163,858		63,279
Total earning assets	933,479		627,721
Total assets	1,088,996		737,546
Total deposits	591,258		408,510
Total shareholders’ equity	98,011		50,445
Common shareholders’ equity	97,740		50,390
Book value per share	24.14		16.92

Total equity to assets ratio (period end)	9.00%		6.84%

Risk-based capital ratios:
Tier 1	8.08	*	8.25
Total	11.70	*	12.17

Leverage ratio	5.92	*	5.95

Period-end common shares issued and outstanding	4,049,063		2,978,874

Allowance for credit losses:
Allowance for loan and lease losses	$8,723		$6,258
Reserve for unfunded lending commitments	446		458

Total	$9,169		$6,716

Allowance for loan and lease losses as a % of total loans and leases	1.70%		1.68%
Allowance for loan and lease losses as a % of total nonperforming loans and leases	343		183
Total nonperforming loans and leases	$2,546		$3,429
Total nonperforming assets	2,836		3,657
Nonperforming assets as a % of:
Total assets	0.26%		0.50%
Total loans, leases and foreclosed properties	0.55		0.98
Nonperforming loans and leases as a % of total loans and leases	0.50		0.92

Other Data

Full-time equivalent employees	175,523		132,749
Number of banking centers - domestic	5,829		4,211
Number of ATMs - domestic	16,728		13,120

*	Preliminary data

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.

BUSINESS SEGMENT RESULTS

	Consumer and Small Business Banking	Commercial Banking	Global Corporate and Investment Banking	Wealth and Investment Management	Corporate Other

Three Months Ended September 30, 2004
Total revenue (FTE) (2)	$7,025	$1,821	$2,064	$1,573	$248
Net income	1,682	824	475	469	314
Shareholder value added	754	222	185	246	46
Return on average equity	17.35%	14.42%	17.30%	21.27%	n/m
Average loans and leases	$150,334	$139,983	$35,881	$45,646	$131,234

Three Months Ended September 30, 2003
Total revenue (FTE) (2)	$5,561	$1,165	$2,064	$959	$174
Net income	1,679	400	435	256	152
Shareholder value added	1,348	244	216	166	(350)
Return on average equity	50.13%	27.26%	21.30%	29.70%	n/m
Average loans and leases	$92,509	$93,451	$33,805	$37,159	$100,364

n/m = not meaningful

	Three Months Ended September 30		Nine Months Ended September 30
	2004	2003	2004	2003

SUPPLEMENTAL FINANCIAL DATA

Fully taxable-equivalent basis data (2)
Net interest income	$7,836	$5,477	$21,557	$16,362
Total revenue	12,731	9,923	35,609	28,763
Net interest yield	3.28%	3.22	3.26%	3.35%
Efficiency ratio	54.94	51.16	55.07	51.69

Reconciliation of net income to operating earnings
Net income	$3,764	$2,922	$10,294	$8,084
Merger and restructuring charges	221	—	346	—
Related income tax benefit	(74)	—	(116)	—

Operating earnings	$3,911	$2,922	$10,524	$8,084

Operating Basis
Diluted earnings per common share	$0.95	$0.96	$2.82	$2.65
Return on average assets	1.40%	1.48	1.37%	1.42%
Return on avg common shareholders’ equity	16.17	23.74	17.71	21.85
Efficiency ratio	53.20	51.16	54.10	51.69

Reconciliation of net income to shareholder value added
Net income	$3,764	$2,922	$10,294	$8,084
Amortization of intangibles	200	55	455	163
Merger and restructuring charges, net of tax benefit	147	—	230	—
Capital charge	(2,658)	(1,353)	(6,530)	(4,069)

Shareholder value added	$1,453	$1,624	$4,449	$4,178

(1)	Certain prior period amounts have been reclassified to conform to current period presentation.

(2)	Fully taxable-equivalent (FTE) basis is a performance measure used by management in operating the business that management believes provides investors with a more accurate picture of the interest margin for comparative purposes.

Information for periods after April 1, 2004 includes the FleetBoston acquisition; prior periods have not been restated.